Exhibit 99.01

Shutterfly Announces Departure of CFO Mark Rubash

REDWOOD CITY, January 12, 2012 -- Shutterfly, Inc. (NASDAQ:SFLY), a leading Internet-based social expression and personal publishing service, today announces that Mark Rubash, Senior Vice President and CFO will leave Shutterfly on February 24, 2012 to pursue a personal passion with an early stage medical technology company. President and CEO, Jeff Housenbold and Vice President and Chief Accounting Officer, Brian Manca will assume Mark’s responsibilities while the Company conducts an immediate search for a new CFO.

“We thank Mark for his contributions to Shutterfly and wish him well as he follows a personal interest in technologies that improve the quality of healthcare with an early stage, cardiovascular diagnostic services company,” said Jeffrey Housenbold, President and Chief Executive Officer. “While we are saddened by Mark’s departure, Shutterfly’s talented bench of leaders will continue to execute against our strategy and drive significant growth and shareholder value through strategic focus and strong financial discipline.”

Brian Manca is a five year veteran of Shutterfly’s finance organization and most recently served as Vice President and Controller. Prior to his roles at Shutterfly, Mr. Manca served nine years in various managerial positions at Deloitte & Touche LLP.

Mark Rubash will remain with the Company through the Company’s year-end accounting close and annual audit process and will discuss Shutterfly’s fourth quarter and full year 2011 financial results on its fiscal 2011 earnings conference call on February 1, 2012.

Notice Regarding Forward-Looking Statements

This press release includes certain forward-looking statements related to Shutterfly, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements. These statements are based on management’s current estimates, assumptions, expectations or beliefs and are subject to uncertainty and changes in circumstances. These forward-looking statements are estimates reflecting the judgment of our senior management and actual results may vary materially from those expressed or implied by the forward-looking statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of Shutterfly, Inc. For a list and description of risks and uncertainties which may cause actual results to vary from forward-looking statements, see our periodic filings with the Securities and Exchange Commission at www.sec.gov. All of Shutterfly's forward-looking statements, whether written or oral, are expressly qualified by this safe harbor statement and any other cautionary statements that may accompany such forward-looking statements. Shutterfly is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

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About Shutterfly

Founded in 1999, Shutterfly, Inc. is an Internet-based social expression and personal publishing company and operates Shutterfly.com, Tiny Prints.com and Weddingpaperdivas.com. Shutterfly provides high quality products and world class services that make it easy, convenient and fun for consumers to preserve their digital photos in a creative and thoughtful manner. Shutterfly's flagship product is its award-winning photo book line, which helps consumers celebrate memories and tell their stories in professionally bound coffee table books. Shutterfly was recently named one of the top 25 Best Midsized Companies to Work For by the Great Place to Work Institute. More information about Shutterfly (NASDAQ:SFLY) is available at http://www.shutterfly.com.

Contacts

Media Relations:	Investor Relations:

Gretchen Sloan, 650-610-5276	Michael Look, 650-610-5910
gsloan@shutterfly.com	mlook@shutterfly.com